Exhibit 99.1

M.D.C. HOLDINGS, INC.

News Release

M.D.C. HOLDINGS APPOINTS PARIS G. REECE III

TO THE BOARD OF DIRECTORS

DENVER, COLORADO, Wednesday, May 22, 2013. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that its Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, increased the number of directors on the Board from seven to eight and appointed Paris “Gary” G. Reece III as a Class II Director to fill the vacancy on the Board, with a term expiring in 2014. The Board determined that Mr. Reece is independent under the rules of the New York Stock Exchange and the Company’s categorical standards of independence, and that, in the Board’s business judgment, Mr. Reece is “financially literate” as provided in the rules of the NYSE. The addition of Mr. Reece to the Board brings the number of independent members serving on the Board to six.

Mr. Reece was formerly the Company’s Chief Financial Officer and Principal Accounting Officer. He has been retired since August 1, 2008. Since retiring, among his other charitable activities, Mr. Reece has served, and continues to serve, as President of Cancer League of Colorado, an all-volunteer nonprofit organization that raises funds to support cancer research and cancer-related services in Colorado.

“We are pleased to welcome Gary back to the Company as a member of our Board of Directors,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “His breadth of experience with the financial aspects of the homebuilding industry will add a valuable perspective to our Board. We are confident that his contributions will be instrumental in helping us to grow our Company as industry conditions continue to improve.”

About MDC

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 170,000 homebuyers. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville, Orlando and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

Contact:	Robert N. Martin
Vice President of Finance and Corporate Controller
(720) 977-3431
bob.martin@mdch.com

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